UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 16)*

                        McNeil Real Estate Fund XXV, Ltd.
                                (Name of Issuer)

                            Limited Partnership Units
                         (Title of Class of Securities)

                                   582568 87 9
                                 (CUSIP Number)

                            Keith L. Schaitkin, Esq.
                     Gordon Altman Weitzen Shalov & Wein LLP
                        114 West 47th Street, 20th Floor
                            New York, New York 10036
                                 (212) 626-0800

           (Name, Address and Telephone Number of Person Authorized to
                       Receive Notices and Communications)

                                February 15, 2000
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Sections 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box //.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                                  SCHEDULE 13D

CUSIP No. 582568 87 9


1        NAME OF REPORTING PERSON
                  High River Limited Partnership

         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                          (a) / /
                                                          (b) /x/ (1)

3        SEC USE ONLY

4        SOURCE OF FUNDS*


5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) or 2(e)
                                                                 //

6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
WITH:

7        SOLE VOTING POWER
                  0

8        SHARED VOTING POWER
                  0

9        SOLE DISPOSITIVE POWER
                  0

10       SHARED DISPOSITIVE POWER
                  0

11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  0

12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                         //

13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                  0%


14       TYPE OF REPORTING PERSON*
                  PN



                                  SCHEDULE 13D

CUSIP No. 582568 87 9


1        NAME OF REPORTING PERSON
                  Riverdale LLC

         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                         (a) / /
                                                         (b) /x/ (1)

3        SEC USE ONLY

4        SOURCE OF FUNDS*


5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) or 2(e)                         //

6        CITIZENSHIP OR PLACE OF ORGANIZATION
                  New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
WITH:

7        SOLE VOTING POWER
                  0

8        SHARED VOTING POWER
                  0

9        SOLE DISPOSITIVE POWER
                  0

10       SHARED DISPOSITIVE POWER
                  0

11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  0

12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                          //

13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                  0

14       TYPE OF REPORTING PERSON*
                  OO



                                  SCHEDULE 13D

CUSIP No. 582568 87 9


1        NAME OF REPORTING PERSON
                  Carl C. Icahn

         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                         (a) / /
                                                         (b) /x/ (1)
3        SEC USE ONLY

4        SOURCE OF FUNDS*


5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) or 2(e)                             //

6        CITIZENSHIP OR PLACE OF ORGANIZATION
                  United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
WITH:

7        SOLE VOTING POWER
                  0

8        SHARED VOTING POWER
                  0

9        SOLE DISPOSITIVE POWER
                  0

10       SHARED DISPOSITIVE POWER
                  0

11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  0

12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                            //

13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                  0
14       TYPE OF REPORTING PERSON*
                  IN



                                  SCHEDULE 13D

CUSIP No. 582568 87 9


1        NAME OF REPORTING PERSON
                  Unicorn Associates Corporation

         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                         (a) / /
                                                         (b) /x/ (1)
3        SEC USE ONLY

4        SOURCE OF FUNDS*


5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) or 2(e)                            //

6        CITIZENSHIP OR PLACE OF ORGANIZATION
                  New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
WITH:

7        SOLE VOTING POWER
                  0

8        SHARED VOTING POWER
                  0

9        SOLE DISPOSITIVE POWER
                  0

10       SHARED DISPOSITIVE POWER
                  0

11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  0

12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                           //

13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                  0

14       TYPE OF REPORTING PERSON*
                  CO



                        AMENDMENT NO. 16 TO SCHEDULE 13D

         This  statement  ("Statement")  constitutes  Amendment  No.
16 to  the Schedule  13D  filed  with  the   Securities   and
Exchange   Commission   (the "Commission") on November 13, 1995, as
amended to date (the "Initial Filing").

         This Statement hereby amends the items identified below, or the particular paragraphs of such items which are identified below.

Item 5.  Interest in Securities of the Issuer.

         Paragraphs (a) - (b) of this Item are hereby amended by adding the following:

         As of January 31, 2000 (the effective time of the merger of the Partnership with a subsidiary of WXI/McN Realty L.L.C.), the filing persons ceased to be the beneficial owners of Units of the partnership.x





                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:   February 25, 2000

                                         HIGH RIVER LIMITED PARTNERSHIP

                                         By:      Riverdale LLC,
                                                  its General Partner

                                         By:      /s/ Edward Mattner
                                                  Edward Mattner
                                         Title:   Manager

                                         RIVERDALE LLC

                                         By:      /s/ Edward Mattner
                                                  Edward Mattner
                                         Title:   Manager


                                         UNICORN ASSOCIATES CORPORATION

                                         By:      /s/ Edward Mattner
                                                  Edward Mattner
                                         Title:   President


                                                  /s/ Theodore Altman
                                                  Carl C. Icahn
                                         By:      Theodore Altman as
                                                  Attorney-in-fact



         [Signature Page for Amendment No. 16 to McNeil Real Estate Fund
                             XXV, Ltd. Schedule 13D]